PROSPECTUS SUPPLEMENT NO. 3 (To Prospectus dated July 29, 2005)	Filed pursuant to Rule 424(b)(3) Registration No. 333-126737

UROPLASTY, INC.

2,147,142 Shares of Common Stock
and
1,180,928 Shares of Common Stock
Issuable Upon Exercise of Warrants

This prospectus supplement relates to shares of our common stock that may be sold at various times by certain selling shareholders. You should read this prospectus supplement no. 3 together with the prior prospectus supplements and prospectus dated July 29, 2005, which are to be delivered with this prospectus supplement.
This prospectus supplement contains our Current Report on Form 8-K relating to approval of our common stock for listing on the American Stock Exchange. This report was filed with the Securities and Exchange Commission on September 28, 2005. The attached information supplements and supersedes, in part, the information contained in the prospectus.
Our common stock is currently quoted on the OTC Bulletin Board under the symbol “UPST.OB.” On September 27, 2005, the closing bid price of our common stock as reported on the OTC Bulletin Board was $3.50 per share. Effective October 3, 2005, our common stock will be listed on the American Stock Exchange under the symbol “UPI.”
This investment is speculative and involves a high degree of risk. See “Risk Factors” on page 6 of the prospectus to read about factors you should consider before buying shares of the common stock.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated September 28, 2005